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                                    EXHIBIT 99
                                    For Immediate Release
                                    ---------------------

                                    Company Contact:

                                    Jim Schultz
                                    Senior Vice President & CFO
                                    (903) 532-3002



   OLD AMERICA STORES, INC.(NASDAQ;OASI) AND SUBSIDIARIES ANNOUNCE CHAPTER 11
                REORGANIZATION; OBTAINS EXPANDED BANK FINANCING



HOWE, TEXAS - Old America Stores, Inc. and Subsidiaries on Monday filed for Chapter 11 bankruptcy protection. The Company's reorganization plans include reviewing unprofitable stores, its merchandise mix and its corporate overhead in order to make the company more competitive.

The company has already closed sixteen stores in the past six weeks and is considering additional store closures before year end. The Company has also recently reduced its corporate staff by approximately 20%.

According to Jerry Payton, CEO of Old America Stores, Inc., the company's customers should not be affected by the company's bankruptcy filing. Mr. Payton said that he believes vendors will support the company after the filing.

Concurrent with the filing, the company obtained Debtor-In-Possession financing which provides for combined revolver and term debt. This facility increases the company's liquidity to fund vendor purchases and operating expenses through higher advance rates and an increased overall facility from $30,000,000 to $35,000,000.

Payton said, "This step allows us to move ahead, establish new vendor credit lines and once again refocus our attention on operations." "Unlike many other Chapter 11 situations, we view this as a real positive opportunity to put some of our problems behind us. As a management team, we pledge absolute support to our customers, suppliers and employees, and are excited about the company's future potential."
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Old America Stores, Inc. plans to emerge from Chapter 11 as rapidly as possible.
It is the company's intention to commence the preparation of a plan of reorganization immediately and to file such plan as soon as practicable. During the reorganization, the company will conduct business as usual. It plans to pay all obligations incurred during the Chapter 11 period out of current operations and from the working capital facility provided by its new bank line. The company plans no changes to employee benefit programs outside the normal course of business.

Certain statements contained in this press release which are not historical facts are forward-looking that involve risks and uncertainties, including, but not limited to, customer demand and trends in the crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors' pricing, and other risks and uncertainties detailed in the company's Securities and Exchange Commission filings.

Old America Stores (http://www.oldamerica.com), a leading specialty retailer of framing, floral, crafts, and decorative accent products, currently operates 86 stores in 22 states throughout the southern, central and western United States. The company's stores feature picture frames and silk and dried flowers, together with free framing and floral arranging services. Old America Stores also offers a broad selection of decorative accent products, craft supplies, and seasonal merchandise for do-it-yourself home decorators and craft hobbyists.